Exhibit 99.1

iStar Financial Inc.

1114 Avenue of the Americas

New York, NY 10036

(212) 930-9400

News Release

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Senior Vice President – Investor Relations

iStar Financial Announces Fourth Quarter and Fiscal Year 2007 Results

•            Total revenues reach $413.8 million and record $1.4 billion for the fourth quarter and fiscal year 2007, respectively.

•            Company records $134.9 million of non-cash mark-to-market impairments in its Corporate Loan and Debt portfolio; also records loan loss provision of $113.0 million in fourth quarter.

•            Inclusive of non-cash impairments, adjusted earnings (loss) per diluted common share were ($0.29) and $2.72 for the fourth quarter and fiscal year 2007, respectively. Excluding the impact of these non-cash charges, adjusted earnings per diluted common share were $0.74 and $3.75 for the fourth quarter and fiscal year 2007, respectively.

•            Company forms $500 million joint venture with private equity real estate fund to invest in large commercial real estate loans.

•            Company signs definitive agreement to sell TimberStar’s southwest portfolio for a significant gain.

•            Company expects fiscal year 2008 adjusted earnings of $3.50 - $4.00 per diluted common share and GAAP earnings of $4.00 - $4.50 per diluted common share.

NEW YORK – February 28, 2008 – iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today reported results for the fourth quarter and fiscal year ended December 31, 2007.

“We’ve recently taken a number of steps to increase our liquidity position, improve our financial flexibility and position us to take advantage of new opportunities in this dislocated market,” said Jay Sugarman, iStar’s chairman and chief executive officer. “Our quarterly earnings include both increased reserves and mark-to-market impairments, reflecting the impact of the current credit environment on specific investments in our portfolio, as well as the continued stresses in the overall market. Our solid balance sheet, diversified portfolio and deep experience and track record through many market cycles will enable us to begin moving forward and to find the best risk-adjusted returns across multiple asset classes.”

Fourth Quarter 2007 Results

iStar reported adjusted earnings (loss) allocable to common shareholders for the quarter of ($36.6) million or ($0.29) per diluted common share. Included in fourth quarter earnings were $134.9 million of non-cash charges associated with the impairment of two credits that are accounted for as held-to-maturity debt securities in its Corporate Loan and Debt portfolio. These securities are performing and continue to pay interest. Accounting standards for these securities do not allow for loan loss reserves to be taken on these assets; the standards require that the value be impaired based on a significant drop in market price and on management’s current assessment that the decline is other than temporary.

Excluding the effect of these impairments, adjusted earnings allocable to common shareholders for the fourth quarter were $95.4 million or $0.74 per diluted common share. This compares with $110.1 million or $0.91 per diluted common share for the fourth quarter 2006. Adjusted earnings represent net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization, gain (loss) from discontinued operations and ineffectiveness on interest rate hedges.

Net income (loss) allocable to common shareholders for the fourth quarter was ($78.7) million, or ($0.62) per diluted common share, compared to $79.2 million, or $0.65 per diluted common share for the fourth quarter 2006. The year-over-year decrease was due to the impact of the non-cash impairment charges and higher provision for loan losses in the fourth quarter. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter was $220.6 million, compared to $122.2 million for the fourth quarter 2006. The year-over-year increase was due to growth in the overall loan portfolio, primarily due to the addition of the Fremont assets, as well as the amortization of $43.0 million of Fremont loan purchase discount recognized in the quarter. Net investment income represents interest income, operating lease income and earnings from equity method investments, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt.

The Company announced that during the fourth quarter, it closed 15 new financing commitments, for a total of $704.8 million. Of that amount, $213.0 million was funded during the quarter. In addition, the Company funded $1.1 billion under pre-existing commitments and received $504.6 million in principal repayments.

During the quarter, iStar took title to three properties that served as collateral on its loans, resulting in $19.3 million of charge-offs against the Company’s reserve for loan losses. All of the loans were previously on non-performing loan (NPL) status.

“In certain instances it has become absolutely clear to us that, in order to recover maximum potential value, we need to control the collateral securing our loan,” Sugarman said. “As an owner of over 40 million square feet of commercial real estate across the country, we have the capability to manage and increase the value of our properties through our extensive in-house resources, including asset managers, leasing experts, construction professionals and significant local relationships.”

For the quarter ended December 31, 2007, the Company generated adjusted return on average common book equity of (6.1%). Excluding the non-cash impairments, adjusted return on average common book equity for the quarter was 15.0%.

The Company’s equity represented 23% of total capitalization at quarter end and its debt to book equity plus accumulated depreciation/depletion and loan loss reserves, all as determined in accordance with GAAP, was 3.4x.

The Company’s net finance margin, calculated as the rate of return on assets less the cost of debt, was 4.34% for the quarter. Excluding the impact of the amortization of the Fremont loan portfolio purchase discount, the Company’s net finance margin was 3.16% for the quarter, versus 3.53% in the previous quarter.

Fiscal Year 2007 Results

Adjusted earnings allocable to common shareholders for the year ended December 31, 2007, were $347.8 million or $2.72 per diluted share. Excluding the non-cash impairment charges, adjusted earnings allocable to common shareholders were $479.8 million or $3.75 per diluted share. This compares to $419.4 million or $3.61 per diluted share for the year ended December 31, 2006.

Net income allocable to common shareholders for the year ended December 31, 2007, was $192.3 million or $1.51 per diluted common share, compared to $324.5 million or $2.79 per diluted common share for the year ended December 31, 2006.

Net investment income and total revenue were $694.4 million and $1.4 billion, respectively, for the year ended December 31, 2007, versus $435.1 million and $959.9 million, respectively, for the year ended December 31, 2006.

Net asset growth for 2007 was $5.0 billion, including $5.0 billion of fundings in 138 new financing commitments, $2.7 billion in additional fundings and $2.7 billion in repayments and asset sales. This compares to net asset growth of $2.5 billion for fiscal year 2006.

“Results for the year show that, while a portion of our investments are experiencing stress due to market conditions, the strength of our balance sheet and value of our diversified portfolio remain competitive advantages and our first mortgage residential construction positions remain generally well protected. The credit issues we do have in our real estate portfolio are knowable and underwritable, and we continue to work with our borrowers to reach resolutions,” said Sugarman.

Capital Markets Summary

As of December 31, 2007, the Company had $1.2 billion available under $3.9 billion in revolving credit facilities. In addition, the Company had $1.3 billion outstanding on its interim facility used to fund the acquisition of Fremont General’s commercial real estate lending business, versus $1.9 billion at the end of the third quarter.

During the quarter, the Company issued $800 million of convertible senior floating rate notes. The notes priced at par, mature on October 1, 2012, and bear interest at a rate of LIBOR plus 0.50%. The notes will be convertible into cash, shares of common stock, or any combination thereof at the Company’s option at an initial conversion price of $45.05, which represented a 30% premium over the closing price on October 10, 2007. The Company used half of the net proceeds to pay down the interim facility used to fund the Fremont acquisition and half to pay down other indebtedness.

During the quarter, the Company completed a follow-on equity offering in which it issued eight million shares of its common stock, generating $217.9 million in net proceeds. The Company used the proceeds to pay down the interim facility used to fund the Fremont acquisition.

Consistent with its match funding policy under which a one percentage point increase in interest rates cannot impact adjusted earnings by more than 2.5%, as of December 31, 2007, a one percentage point increase in rates would have increased the Company’s adjusted earnings by 0.52%.

Other Capital Initiatives

The Company said it continues to identify alternate sources of capital in order to maintain its financial flexibility and to take advantage of increasing opportunities in the market.

The Company cited several initiatives:

•                  The Company is in the process of raising financing secured by a portion of its $3.3 billion corporate tenant lease portfolio, which, if completed, would result in proceeds of approximately $1.0 billion in the second quarter. In addition, the Company is in the process of raising approximately $170 million of capital secured by corporate tenant lease assets of its AutoStar subsidiary which it expects to close in the second quarter.

•                  The Company has formed a joint venture with real-estate private equity firm Lubert-Adler to create a $500 million vehicle that will invest primarily in large commercial real estate loans, including first or second mortgage loans, mezzanine loans, unsecured loans, construction loans and loan participations. The investment will be comprised of a $125 million contribution from iStar and a $375 million contribution from Lubert-Adler.

•                  The Company recently announced that one of its timber investments, TimberStar Southwest, has entered into an agreement to sell approximately 900,000 acres of timberland for approximately $1.7 billion. TimberStar Southwest is a joint venture between iStar subsidiary TimberStar and equity investors MSD Capital, York Capital Management and Perry Capital. TimberStar Southwest purchased the properties from International Paper for approximately $1.2 billion in October 2006. Once completed, iStar is expected to receive approximately $400 million of net proceeds from the sale, representing an approximate $215 million cash gain on sale.

“Our $16 billion of unencumbered assets are providing us with financial flexibility to tap different capital sources at a time when the capital markets remain disrupted,” said Catherine D. Rice, iStar’s chief financial officer. “In addition, our strong reputation and deep relationships have allowed us to joint venture with one of the premier real estate private equity firms in the market.”

Risk Management

At December 31, 2007, first mortgages, participations in first mortgages, senior loans and corporate tenant lease investments collectively comprised 87.0% of the Company’s asset base, versus 86.0% in the prior quarter. The Company’s loan portfolio consisted of 78.0% floating rate and 22.0% fixed rate loans, with a weighted average maturity of 3.0 years.

The weighted average last dollar loan-to-value ratio for all structured finance assets was 69.3%. At quarter end, the Company’s corporate tenant lease assets were 95.3% leased with a weighted average remaining lease term of 11.2 years. At December 31, 2007, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets were 3.07 and 2.50, respectively, versus 2.92 and 2.48, respectively, in the previous quarter.

As expected, non-performing loans and watch list assets increased from the prior quarter. On December 31, 2007, the Company had 31 loans on NPL status representing $1.2 billion of gross loan value, compared to 29 loans on NPL status representing $848.7 million of gross loan value in the prior quarter. At the end of the fourth quarter, the Company had 40 loans on its watch list representing $1.6 billion of gross loan value, compared to 28 loans on its watch list representing $1.1 billion of gross loan value in the prior quarter.

Gross loan values represent iStar’s book value plus Fremont’s A-participation interest. Excluding Fremont’s A-participation interest on the associated assets, NPL and watch list assets were $719.4 million and $1.2 billion, respectively, compared to NPL and watch list assets in the prior quarter of $428.7 million and $610.5 million, respectively. The Company’s policy is to stop the accrual of interest on loans placed on NPL status. The Company believes it has adequate collateral and loan loss reserves to support the book value for each of the NPL and watch list assets.

The Company had $217.9 million in loan loss reserves at December 31, 2007 versus $52.2 million at December 31, 2006. During the fourth quarter, the Company recorded $113.0 million in loan loss provision versus $62.0 million in the prior quarter. The $51.0 million quarter-over-quarter increase reflects the continued deterioration in the overall credit markets and its impact on the Company’s portfolio as determined in its regular quarterly risk ratings review process.

The Company’s total loss coverage, defined as the combination of loan loss reserves of $217.9 million, and remaining purchase discount from the Fremont acquisition of $166.8 million, was $384.7 million or 3.6% of total loan assets at the end of the fourth quarter. This compares to total loss coverage of $344.9 million or 3.2% of total loan assets in the prior quarter. The Company continues to believe its loss coverage provides adequate protection against future loan losses.

“As we’ve seen economic and market conditions deteriorate this quarter, we took a prudent stance with respect to our reserves and expect to continue to do so as appropriate,” said Timothy J. O’Connor, iStar’s chief operating officer. “The portfolio remains highly diversified by product type, geographic area, loan structure and origination vintage.”

Summary of Fremont Contributions to Quarterly Results

At the end of the fourth quarter, the Fremont portfolio, including additional fundings made during the quarter, had a gross loan value of $5.4 billion consisting of 221 loans versus 243 at the end of the third quarter with a gross loan value of $5.5 billion.

At the end of the fourth quarter, the value of Fremont’s A-participation interest in the portfolio was $3.0 billion versus $3.4 billion on September 30, 2007. The book value of iStar’s B-participation interest at the end of the fourth quarter was $2.4 billion versus $2.1 billion on September 30, 2007. During the quarter, iStar received $615.5 million in principal repayments of which the Company retained 30%. The balance of principal repayments was paid to Fremont as part of the terms of its participation. The weighted average maturity of the portfolio is approximately 10 months.

During the fourth quarter, iStar funded $531.7 million of commitments related to the portfolio. Unfunded commitments at the end of the fourth quarter were $2.2 billion, of which the Company only expects to fund approximately $1.8 billion based upon its comprehensive review of the portfolio. This compares to unfunded commitments of $3.0 billion on September 30, 2007.

At December 31, 2007, there were 23 Fremont loans on NPL status with a gross loan value of $825.4 million versus 22 loans at the prior quarter end, with $640.1 million of gross loan value. In addition, there were 25 loans on the Company’s watch list with a gross loan value of $733.7 million versus 22 loans at the prior quarter end, with $781.3 million of gross loan value. Excluding Fremont’s A-participation interest on the associated assets, NPL and watch list assets for the Fremont portfolio were $351.1 million and $358.5 million, respectively, versus $220.1 million and $296.0 million in the prior quarter.

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases.

For fiscal year 2008, the Company expects diluted adjusted earnings per common share of $3.50 - $4.00, and diluted GAAP earnings per common share of $4.00 - $4.50. The lower end of these ranges assumes minimal net asset growth in 2008 as well as an asset management focus on maximizing long-term returns rather than minimizing near-term earnings impact.

Dividend

During the fourth quarter, the Company increased its regular quarterly cash dividend on its common stock to $0.87 per share for the quarter ended December 31, 2007. The $0.87 per share quarterly dividend, or $3.48 per share on an annualized basis, represented an approximate 5% increase over iStar’s previous quarterly dividend rate of $0.825 per share. The fourth quarter dividend was paid on December 31, 2007 to shareholders of record on December 17, 2007.

On December 20, 2007, iStar Financial declared a special dividend of $0.25 per share. The special dividend was paid on January 14, 2008 to shareholders of record on December 31, 2007.

[Financial Tables to Follow]

*                   *                *

iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. EST today, February 28, 2008. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net investment income (1)	$220,567	$122,189	$694,397	$435,111
Other income	21,598	20,962	103,360	78,709
Non-interest expense (2)	(317,523)	(58,116)	(588,286)	(186,658)
Minority interest in consolidated entities	514	154	816	(1,207)
Income (loss) from continuing operations	(74,844)	85,189	210,287	325,955

Income (loss) from discontinued operations	4,990	4,076	20,839	24,645
Gain from discontinued operations	9	2,428	7,832	24,227
Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Net income (loss) allocable to common shareholders and HPU holders (3)	$(80,425)	$81,113	$196,638	$332,507

(1)          Includes interest income, operating lease income and earnings from equity method investments, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt.

(2)          Includes depreciation and amortization, general and administrative expenses, provision for loan losses and other expenses. Also includes $134.9 million of non-cash impairment charges in the fourth quarter of 2007.

(3)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

(unaudited)

	As of	As of
	December 31, 2007	December 31, 2006

Loans and other lending investments, net	$10,949,354	$6,799,850
Corporate tenant lease assets, net	3,309,866	3,084,794
Other investments	856,609	789,647
Total assets	15,848,298	11,059,995
Debt obligations	12,399,558	7,833,437
Total liabilities	12,894,869	8,034,394
Total shareholders’ equity	2,899,481	2,986,863

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES

Interest income	$308,128	$161,421	$998,008	$575,598
Operating lease income	84,092	76,632	324,210	305,583
Other income	21,598	20,962	103,360	78,709
Total revenues	413,818	259,015	1,425,578	959,890

COSTS AND EXPENSES

Interest expense	186,643	119,613	627,720	429,613
Operating costs - corporate tenant lease assets	8,088	6,146	29,727	28,848
Depreciation and amortization	26,333	19,733	93,944	76,226
General and administrative (1)	36,937	29,383	165,176	96,432
Provision for loan losses	113,000	9,000	185,000	14,000
Other expense	141,253	—	144,166	—
Total costs and expenses	512,254	183,875	1,245,733	645,119

Income (loss) from continuing operations before other items	(98,436)	75,140	179,845	314,771
Earnings from equity method investments	23,078	9,895	29,626	12,391
Minority interest in consolidated entities	514	154	816	(1,207)
Income (loss) from continuing operations	(74,844)	85,189	210,287	325,955

Income from discontinued operations	4,990	4,076	20,839	24,645
Gain from discontinued operations	9	2,428	7,832	24,227
Net income (loss)	(69,845)	91,693	238,958	374,827
Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)

Net income (loss) allocable to common shareholders and HPU holders	$(80,425)	$81,113	$196,638	$332,507

Net income (loss) per common share
Basic	$(0.62)	$0.66	$1.52	$2.82
Diluted (2)	$(0.62)	$0.65	$1.51	$2.79

Net income (loss) per HPU share
Basic (3)	$(116.93)	$124.73	$287.93	$533.80
Diluted (2) (4)	$(116.47)	$123.47	$285.00	$528.67

(1)   For the three months ended December 31, 2007 and 2006, includes $5,549 and $2,077 of stock-based compensation expense, respectively.  For the years ended December 31, 2007 and 2006, includes $17,601 and $11,435 of stock-based compensation expense, respectively.

(2)   For the three months ended December 31, 2006, includes the allocable share of $29 of joint venture income.  For the years ended December 31, 2007 and 2006, includes the allocable share of $85 and $115 of joint venture income, respectively.

(3)   For the three months ended December 31, 2007 and 2006, ($1,754) and $1,871 of net income (loss) is allocable to HPU holders, respectively. For the years ended December 31, 2007 and 2006, $4,319 and $8,007 of net income is allocable to HPU holders, respectively.

(4)   For the three months ended December 31, 2007 and 2006, ($1,747) and $1,852 of net income (loss) is allocable to HPU holders, respectively. For the years ended December 31, 2007 and 2006, $4,275 and $7,930 of net income is allocable to HPU holders, respectively.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
EPS INFORMATION FOR COMMON SHARES

Income (loss) from continuing operations per common share (1)
Basic	$(0.66)	$0.61	$1.30	$2.40
Diluted (2)	$(0.66)	$0.60	$1.29	$2.38

Net income (loss) per common share
Basic	$(0.62)	$0.66	$1.52	$2.82
Diluted (2)	$(0.62)	$0.65	$1.51	$2.79

Weighted average common shares outstanding
Basic	127,267	120,191	126,801	115,023
Diluted	127,798	121,498	127,792	116,219

EPS INFORMATION FOR HPU SHARES

Income (loss) from continuing operations per HPU share (1)
Basic	$(124.20)	$114.73	$246.13	$455.40
Diluted (2)	$(123.67)	$113.60	$243.47	$450.94

Net income (loss) per HPU share (3)
Basic	$(116.93)	$124.73	$287.93	$533.80
Diluted (2)	$(116.47)	$123.47	$285.00	$528.67

Weighted average HPU shares outstanding
Basic	15	15	15	15
Diluted	15	15	15	15

(1)   For the three months ended December 31, 2007 and 2006, excludes preferred dividends of $10,580.  For the years ended December 31, 2007 and 2006, excludes preferred dividends of $42,320.

(2)   For the three months ended December 31, 2007 and 2006, includes the allocable share of $0 and $29 of joint venture income, respectively.  For the years ended December 31, 2007 and 2006, includes the allocable share of $85 and $115 of joint venture income, respectively.

(3)   As more fully explained in the Company’s quarterly SEC filings, three plans of the Company’s HPU program vested in December 2002, December 2003 and December 2004. Each of the respective plans contain 5 HPU shares. Cumulatively, these 15 shares were entitled to ($1,754) and $1,871 of net income (loss) for the three months ended December 31, 2007 and 2006, respectively, and $4,319 and $8,007 of net income for the years ended December 31, 2007 and 2006, respectively. On a diluted basis, these cumulative 15 shares were entitled to ($1,747) and $1,852 of net income (loss) for the three months ended December 31, 2007 and 2006, respectively, and $4,275 and $7,930 of net income for the years ended December 31, 2007 and 2006, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
ADJUSTED EARNINGS (1)

Net income (loss)	$(69,845)	$91,693	$238,958	$374,827
Add: Depreciation, depletion and amortization	28,254	21,267	99,427	83,058
Add: Joint venture income	—	31	92	123
Add: Joint venture depreciation, depletion and amortization	9,834	6,848	40,826	14,941
Add: Amortization of deferred financing costs	8,145	5,849	28,367	23,520
Add: Hedge ineffectiveness, net	(3,183)	—	(239)	—
Less: Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Less: Gain from discontinued operations	(9)	(2,428)	(7,832)	(24,227)
Less: Joint venture gain from discontinued operations	—	—	(1,572)	—

Adjusted earnings (loss) allocable to common shareholders and HPU holders:
Basic	$(37,384)	$112,649	$355,615	$429,799
Diluted	$(37,384)	$112,680	$355,707	$429,922

Adjusted earnings (loss) per common share:
Basic (2)	$(0.29)	$0.92	$2.74	$3.65
Diluted (3)	$(0.29)	$0.91	$2.72	$3.61

Weighted average common shares outstanding:
Basic	127,267	120,191	126,801	115,023
Diluted	127,798	121,498	121,792	116,219

Common shares outstanding at end of period:
Basic	133,929	126,565	133,929	126,565
Diluted	134,465	127,854	134,465	127,854

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)   For the three months ended December 31, 2007 and 2006, excludes ($816) and $2,599 of net income (loss) allocable to HPU holders, respectively.  For the years ended December 31, 2007 and 2006, excludes $7,799 and $10,351 of net income allocable to HPU holders, respectively.

(3)   For the three months ended December 31, 2007 and 2006, excludes ($812) and $2,572 of net income (loss) allocable to HPU holders, respectively.  For the years ended December 31, 2007 and 2006, excludes $7,730 and $10,250 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS

Loans and other lending investments, net	$10,949,354	$6,799,850
Corporate tenant lease assets, net	3,309,866	3,084,794
Other investments	856,609	789,647
Other real estate owned	128,558	—
Assets held for sale	74,335	9,398
Cash and cash equivalents	104,507	105,951
Restricted cash	32,977	28,986
Accrued interest and operating lease income receivable	141,405	72,954
Deferred operating lease income receivable	102,135	79,498
Deferred expenses and other assets	105,274	71,181
Goodwill	43,278	17,736
Total assets	$15,848,298	$11,059,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$495,311	$200,957

Debt obligations:
Unsecured senior notes	7,916,852	6,250,249
Unsecured revolving credit facilities	2,681,174	923,068
Interim financing facility	1,289,811	—
Secured term loans	413,683	562,116
Other debt obligations	98,038	98,004
Total liabilities	12,894,869	8,034,394

Minority interest in consolidated entities	53,948	38,738
Shareholders’ equity	2,899,481	2,986,863
Total liabilities and shareholders’ equity	$15,848,298	$11,059,995

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

Three Months Ended
December 31, 2007
Net Finance Margin

Weighted average GAAP yield of loan and CTL investments	10.75%
Less: Cost of debt	(6.41)%
Net Finance Margin (1)	4.34%

Net Finance Margin Excluding Amortization of Discount on Fremont Loans	3.16%

Return on Average Common Book Equity

Average total book equity	$2,967,041
Less: Average book value of preferred equity	(506,176)
Average common book equity (A)	$2,460,865

Net income allocable to common shareholders and HPU holders	$(80,425)
Net income allocable to common shareholders and HPU holders - Annualized (B)	$(321,700)

Return on Average Common Book Equity (B) / (A)	(13.1)%

Adjusted basic earnings allocable to common shareholders and HPU holders (2)	$(37,384)
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$(149,536)

Adjusted Return on Average Common Book Equity (3) (C) / (A)	(6.1)%

Adjusted Return on Average Common Book Equity Excluding Non-Cash Impairments (3)	15.0%

Expense Ratio

General and administrative expenses (D)	$36,937
Total revenue (E)	$413,818
Expense Ratio (D) / (E)	8.9%

(1)   Weighted average GAAP yield is the annualized sum of interest income and operating lease income (excluding other income, divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. Cost of debt is the annualized sum of interest expense and operating costs–corporate tenant lease assets, divided by the average gross debt obligations over the period. Operating lease income and operating costs–corporate tenant lease assets exclude SFAS No. 144 adjustments from discontinued operations of $5,343 and $141, respectively. The Company does not consider net finance margin to be a measure of the Company’s liquidity or cash flows. It is one of several measures that management considers to be an indicator of the profitability of its operations.

(2)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(3)   We are presenting this measure both including and excluding the effect of $134.9 million of non-cash impairment charges recorded in the fourth quarter of 2007. We believe that it is useful for investors to consider this measure without the effect of the charges because the impaired assets continue to perform and we have no near-term plans to sell the assets and realize losses.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

CREDIT STATISTICS

	Three Months Ended
	December 31, 2007
Book debt (A)	$12,399,558

Book equity	$2,899,481
Add: Accumulated depreciation/depletion and loan loss reserves	705,400
Sum of book equity, accumulated depreciation/depletion and loan loss reserves (B)	$3,604,881

Book Debt / Sum of Book Equity, Accumulated Depreciation/Depletion
and Loan Loss Reserves (A) / (B)	3.4	x

Ratio of Earnings to Fixed Charges (1)	0.5	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (1)	0.5	x

Interest Coverage

EBITDA (1) (2) (C)	$154,886
GAAP interest expense (D)	$186,643

EBITDA / GAAP Interest Expense (1) (C) / (D)	0.8	x

Fixed Charge Coverage

EBITDA (1) (2) (C)	$154,886

GAAP interest expense	$186,643
Add: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$197,223

EBITDA / GAAP Interest Expense and Preferred Dividends (1) (C) / (E)	0.8	x

Covenant Calculation of Fixed Charge Coverage Ratio (3)	1.7	x

RECONCILIATION OF NET INCOME TO EBITDA

Net income	$(69,845)
Add: GAAP interest expense	186,643
Add: Depreciation, depletion and amortization	28,254
Add: Joint venture depreciation, depletion and amortization	9,834

EBITDA (1) (2)	$154,886

(1)   Includes impact of $134.9 million of non-cash impairment charges.

(2)   EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

(3)   This measure, which is a trailing twelve-month calculation and excludes the effect of $134.9 million of non-cash impairment charges recorded in the fourth quarter of 2007, is consistent with covenant calculations included in the Company’s unsecured credit facilities; therefore, we believe it is a useful measure for investors to consider.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

Three Months Ended December 31, 2007

	LOAN ORIGINATIONS (1)
			Total/
		Floating	Weighted	CORPORATE	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$31,741	$181,274	$213,015	—	—
Weighted average GAAP yield	7.54%	9.55%	9.25%	N/A	N/A
Weighted average all-in spread/margin (basis points) (2)	417	495	483	N/A	N/A
Weighted average first $loan-to-value ratio	0.00%	5.62%	4.78%	N/A	N/A
Weighted average last $loan-to-value ratio	59.03%	56.25%	56.67%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments	327

	2008	2009 and thereafter	Total
Discretionary commitments	$604,239	$396,395	$1,000,634
Non-discretionary commitments	1,707,030	3,566,515	5,273,545
Total unfunded commitments	$2,311,269	$3,962,910	$6,274,179
Estimated weighted average funding period		Approximately 2.0 years

UNENCUMBERED ASSETS			$15,769,061

RISK MANAGEMENT STATISTICS

(weighted average risk rating)

	2007				2006
	December 31,	September 30,	June 30,	March 31,	December 31,
Structured Finance Assets (principal risk)	3.07	2.92	2.78	2.64	2.74
Corporate Tenant Lease Assets	2.50	2.48	2.50	2.45	2.37

(1=lowest risk; 5=highest risk)

(1) Excludes loans purchased through the Fremont acquisition.

iStar Financial Inc.

Supplemental Information

(In thousands, except per share amounts)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2007		December 31, 2006
Value of non-performing loans (1) /
As a percentage of total assets	$1,193,669	7.53%	$61,480	0.56%

Reserve for loan losses /
As a percentage of total assets	$217,910	1.37%	$52,201	0.47%
As a percentage of non-performing loans (1)		18.26%		84.91%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO DILUTED GAAP EPS GUIDANCE (2)

Year Ending
December 31, 2008

Earnings per diluted common share guidance	$4.00 - $4.50
Less: Gains, depreciation and other adjustments, net	$0.00 - $1.00
Adjusted earnings per diluted common share guidance	$3.50 - $4.00

(1)           Non-performing loans include iStar’s book value and Fremont’s A-participation interest on the associated assets.

(2)           Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2007 (1)

Security Type
First Mortgages / Senior Loans	$9,835	62.3%
Corporate Tenant Leases	3,902	24.7
Mezzanine / Subordinated Debt	1,332	8.5
Other Investments	711	4.5
Total	$15,780	100.0%

Collateral Type
Apartment / Residential	$3,371	21.4%
Land	2,228	14.1
Office (CTL)	1,760	11.2
Retail	1,600	10.1
Industrial / R&D	1,483	9.4
Corporate - Real Estate	1,393	8.8
Entertainment / Leisure	949	6.0
Hotel	799	5.1
Other	801	5.1
Mixed Use / Mixed Collateral	699	4.4
Corporate - Non-Real Estate	403	2.5
Office (Lending)	294	1.9
Total	$15,780	100.0%

Collateral Location
West	$3,323	21.0%
Northeast	2,846	18.0
Southeast	2,534	16.1
Mid-Atlantic	1,601	10.1
Various	1,198	7.6
International	1,026	6.6
Central	991	6.3
South	821	5.2
Southwest	822	5.2
Northcentral	399	2.5
Northwest	219	1.4
Total	$15,780	100.0%

(1)   Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No. 141, “Business Combinations.”